FORM 12b-25

             Notification of Late Filing

                            SEC File Number:  0-28561
                            Cusip Number:  3448N 10 3
(Check One)

[ x ]  Form 10-K and Form 10-KSB  [  ] Form 20-F
[   ]  Form 10-Q and Form 10-QSB  [  ] Form N-SAR

For Period Ended:   12/31/2000

[  ]  Transition Report on Form 10-K
[  ]  Transition Report on Form 20-F
[  ]  Transition Report on Form 11-K
[  ]  Transition Report on Form 10-Q
[  ]  Transition Report on Form N-SAR

For the Transition Period Ended:
________________________________________________
Read Attached Instruction Sheet Before Preparing Form.
Please Print or Type.

Nothing in this Form shall be construed to imply that the
Commission has verified any information contained herein.
_____________________________________________

If the notification relates to a portion of the filing checked above, identify the Item(s) to which the notification relates:
_____________________________________________

PART I -- REGISTRANT INFORMATION

Full Name of Registrant:    FOODVISION.COM, INC.

Former Name if applicable:

Address of Principal Executive Office (Street and Number)

2275 Northwest Parkway
Marietta, Georgia 30067

City, State and Zip Code
________________________________________________

PART II -- RULES 12b-25(b) and (c)

If the subject report could not be filed without unreasonable effort expense and the registrant seeks relief pursuant to Rule 12b-25(b), the following should be completed. (Check box if appropriate):

X   (a)  The reasons described in reasonable detail in Part
III of this form could not be eliminated without unreasonable effort or expense;

X    (b)  The subject annual report, semi-annual report,
transition report on Form 10-K, Form 20-F, 11-K or Form N-SAR, or portion thereof will be filed on or before the fifteenth calendar day following the prescribed due date; or the subject quarterly report or transition report on Form 10-Q, or portion thereof will be filed on or before the fifth calendar day following the prescribed due date; and

    (c)  The accountant's statement or other exhibit
required by Rule 12b-25(c) has been attached if applicable.
___________________________________________________

PART III -- NARRATIVE

State below in reasonable detail the reasons why Form 10-K and Form 10-KSB, 20-F, 11-K, 10-Q and Form 10-QSB, N-SAR, or the transition report or portion thereof could not be filed within the prescribed period.

Additional time is required for the Company to gather and present its financial information to the auditors.

______________________________________________________

PART IV -- OTHER INFORMATION

    (1) Name and telephone number of person to contact in regard to this notification.

Paul Smith                          770/690-8385
Name                           (Area Code) (Telephone Number)

    (2)   Have all other periodic reports required under
section 13 or 15(d) of the Securities and Exchange Act of 1934
or section 30 of the Investment Company Act of 1940 during the preceding 12 months or for such shorter period that the registrant was required to file such report(s) been filed?  If the answer is no, identify report(s).
                                             ( X  ) Yes    (  ) No

    (3)  Is it anticipated that any significant change in
results of operations from the corresponding period for the
last fiscal year will be reflected by the earnings statements to be included in the subject report or portion thereof?
                                              (  ) Yes    ( X  ) No

    If so, attach an explanation of the anticipated change, both narratively and quantitatively, and, if appropriate, state the reasons why a reasonable estimate of the results cannot be made.

              FOODVISION.COM, INC.
           _______________________________
    (Name of Registrant as specified in charter)

has caused this notification to be signed on its behalf by the undersigned thereunto duly authorized.

DATE:  3/30/2001                  By:  /s/ George Smith
                                           Secretary

INSTRUCTION: The form may be signed by an executive officer of the registrant or by any other duly authorized representative. The name and title of the person signing the form shall be typed or printed beneath the signature. If the statement is signed on behalf of the registrant by an authorized representative (other than an executive officer), evidence of the representative's authority to sign on behalf of the registrant shall be filed with the form.